Filed Pursuant to Rule 424(b)(3)

Registration No. 333-130869

PROSPECTUS SUPPLEMENT NO. 8

(To Prospectus dated April 26, 2006)

PW EAGLE, INC.

1,323,334 Shares of Common Stock

This Prospectus Supplement No. 8 should be read in conjunction with the prospectus dated April 26, 2006 (as previously supplemented by prospectus supplements dated June 23, 2006, August 16, 2006, November 13, 2006, January 16, 2007, February 15, 2007, March 6, 2007 and March 14, 2007, which, together with this Prospectus Supplement No. 8, collectively make up and are referred to herein as the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 1,323,334 shares of the common stock of PW Eagle, Inc. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

On March 19, 2007, we filed a Current Report on Form 8-K. The SEC allows us to “incorporate” into the Prospectus the information we periodically file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the Prospectus. We hereby incorporate by reference the Current Report on Form 8-K listed above. Upon written or oral request, we will provide free of charge a copy of the documents we incorporate by reference to each person, including any beneficial owner of our common stock, to whom a copy of the Prospectus is delivered. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

Telephone: (541) 349-8300

In addition, you may access these reports incorporated by reference through our website at www.pweagleinc.com

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus.

Investing in our common stock is speculative and involves risk. See “Risk Factors” beginning on page 4 of the prospectus dated April 26, 2006, together with any additional or modified Risk Factors contained in supplements to such prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 8. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is March 19, 2007.